Exhibit 10.1

SEPARATION AGREEMENT
AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (“Agreement”) is entered into by and between Nancy A. Kolb (“Kolb”) and Uroplasty, Inc. (“Uroplasty”) (collectively referred to as the “parties” or individually referred to herein as “party”).

WHEREAS, Ms. Kolb has served as Vice President, Global Marketing and Vice President, HealthCare Policy and Reimbursement of Uroplasty;

WHEREAS, Ms. Kolb and Uroplasty are parties to an employment agreement dated as of May 22, 2012 (the “Employment Agreement”) and an Employee Confidentiality, Inventions, Non-Solicitation and Non-Compete Agreement dated as of May 16, 2007 (the “Confidentiality Agreement”);

WHEREAS, Uroplasty and Ms. Kolb desire to fully and finally settle all issues, differences and actual and potential claims between them, including, but in no way limited to, any claim that might arise out of Ms. Kolb’s employment with Uroplasty or her separation therefrom;

NOW, THEREFORE, in consideration of the mutual promises contained herein, the sufficiency and adequacy of which are acknowledged by the parties, Ms. Kolb and Uroplasty agree as follows:

1.            Termination.  Ms. Kolb hereby acknowledges her employment with Uroplasty ended on March 31, 2014 (the “Termination Date”).  Effective as of that date, Ms. Kolb hereby resigns all positions as an officer of Uroplasty and any of its subsidiaries, or trustee or administrator of benefit plans of Uroplasty and any of its subsidiaries.

2.            Consideration.  In exchange for Ms. Kolb’s release of claims, promises and covenants contained in this Agreement, Ms. Kolb will receive severance in the form of:

(a)            Continuation of consecutive salary payments for eight months, in an amount totaling $140,000, beginning on April 1, 2014 and ending on November 30, 2014, at Ms. Kolb’s ending base salary rate of $210,000 and payable in accordance with the regular payroll practices of the Company. The initial payment made by Uroplasty to Ms. Kolb under this provision shall be made on Uroplasty’s first regularly scheduled payroll date following the expiration of the rescission period identified in Section 10 below, and shall be no less than what Ms. Kolb’s total cumulative salary payments would be had she been paid since April 1, 2014, and the remaining payments shall be made consecutively on each subsequent payroll date until the $140,000 is paid in full.

(b)            Payment of the bonus that would accrue for the fiscal year of the Company ending March 31, 2014, consistent with the bonus plan for management employees adopted by the Board, and effective upon, and payable simultaneous with, payment of bonuses to other management employees who remain employed;

(c)            An additional payment equal to the number of shares of the restricted stock held by Ms. Kolb and scheduled to vest in June 2014 (5131) times the per share value of Uroplasty stock on the NASDAQ Exchange as of the date of this Agreement, which additional payment shall be made on Uroplasty’s first regularly scheduled payroll date following the expiration of the rescission period identified in Section 10 below; and

(d)            Effective as of the Separation Date, Ms. Kolb and her family are eligible to enroll in continued group health coverage, including medical and dental coverage, as otherwise required under applicable stated continuation law and the Consolidated Omnibus Budget Reconciliation Act of 1986, 29 U.S.C. §§ 1161-1168; 26 U.S.C. § 4980B(f), as amended, and all applicable regulations (referred to collectively as “COBRA”).  Uroplasty will pay for the employer portion of the premium cost for such medical and dental COBRA continuation coverage for Ms. Kolb and her spouse for the months of April 2014 through November 30, 2014 if Ms. Kolb enrolls in such continuation coverage.

3.            Stock Benefits.  Uroplasty and Ms. Kolb acknowledge that Ms. Kolb holds options to purchase an aggregate of 10,625 shares of Uroplasty Common Stock that shall, as described below, survive the Termination Date to the extent vested on the Termination Date, but that shall expire unless exercised within 90 days after the Termination Date, including the following:

Grant Date	Total Shares	Unvested Shares	Exercise Price	Expiration Date
6/08/10	6,525	-0-	$4.94	6/29/14
6/07/11	4,100	1,366	7.98	6/29/14

4.            No Other Rights.  Ms. Kolb acknowledges and agrees that the consideration set forth in Section 2 is in exchange for entering into this Agreement.  The payments referenced in Section 2 shall be deemed to be income to Ms. Kolb solely in the year in which such payments are received by Ms. Kolb and shall not entitle Ms. Kolb to additional compensation or benefits of any kind, including but not limited to under any company bonus, stock compensation, incentive, or benefit plan or agreement, nor will it entitle Ms. Kolb to any increased retirement, 401(k) benefits or matching benefits, or deferred compensation or any other benefits.  Ms. Kolb further acknowledges and agrees that the benefits to be provided to her by this Agreement shall be in full payment and satisfaction of any and all financial obligations due to Ms. Kolb from Uroplasty.

5.            Tax Treatment.  Ms. Kolb agrees that the payments referenced in Section 2 will be treated as income subject to W-2 reporting and withholding pursuant to state and federal laws.  It is understood that Uroplasty makes no representations or warranties with respect to the tax consequences of the payments referenced in Section 2.  Ms. Kolb agrees to pay any amount that may be determined to be due and owing by her and not otherwise withheld as taxes, interest, penalties, or other government-required payments, arising out of the payments set forth in Section 2, for which she is solely responsible.

6.            409A Compliance.  This Agreement is intended to comply with the requirements of section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (“Code”), insofar as it relates to amounts subject to Section 409A, and this Agreement will be construed and administered accordingly.  To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Uroplasty and Ms. Kolb of the applicable provision without violating the provisions of Section 409A.

7.            Indemnity.  Uroplasty hereby agrees to indemnify Ms. Kolb as required by Minnesota Statutes Section 302A.521.

8.            Release of Claims.  Ms. Kolb, on behalf of herself, her spouse, successors, heirs, and assigns, hereby forever releases and discharges Uroplasty, including its predecessors, successors, assigns, parents, subsidiaries, and affiliated entities, and the directors, officers, employees, agents, shareholders and insurers of each (the “Released Parties”) to the fullest extent permitted by law from any and all claims, debts, liabilities, demands, promises, agreements, costs and expenses (including but not limited to attorneys’ fees), damages, including liquidated damages or punitive damages, actions, and causes of action, of whatever kind or nature, whether known or unknown, suspected or unsuspected, fixed or contingent, arising out of any act or omission occurring before Ms. Kolb’s execution of this Agreement (except any claims arising out of or contemplated by this Agreement, and any claims under federal and state law that may not be released as a matter of law) including but not limited to:  (a) any claims based on, arising out of, or related to Ms. Kolb’s employment with, or the termination of her employment with, Uroplasty, and any claims for compensation of any kind, including without limitation, amounts due under any contract, all regular salary, expenses, distributions, earned but unused vacation, bonuses and incentive compensation, and stock options; (b) any claims arising from rights under federal, state and/or local laws, including but not limited to those related to any form of retaliation, harassment or discrimination on any basis, or any related cause of action, and any labor code provisions, including but not limited to, any alleged violation of Title VII of the Civil Rights Act of 1964; The Civil Rights Act of 1991; sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Americans with Disability Act of 1990, as amended; the Occupational Safety and Health Act, as amended; the Age Discrimination in Employment Act; the Older Worker Benefits Protection Act; the Family and Medical Leave Act; the Equal Pay Act; the Employee Retirement Income Security Act; the Minnesota Human Rights Act; Minn. § 181.81; Minn. Stat. § 176.82; Minn. Stat. §§ 181.931, 181.932, 181.935; and/or Minn. Stat. §§ 181.940–181.944; and any provision of the Minnesota or federal constitutions; (c) any claims grounded in contract or tort theories, including but not limited to claims for wrongful discharge, breach of express or implied contract; breach of implied covenant of good faith and fair dealing; tortious interference with contractual relations or prospective economic benefit; promissory estoppel; breach of promise; breach of manuals or other policies; violation of public policy; fraud; misrepresentation; defamation, including libel, slander, and self-publication defamation; negligence; negligent hiring, supervision or retention; assault; battery; invasion of privacy; false imprisonment; infliction of emotional distress; harassment; or any other wrongful or unlawful acts, omissions, statements or practices; and/or (d) any other claim of any kind whatsoever, including but not limited to any claim for damages or declaratory or injunctive relief of any kind.

Nothing in this Agreement is intended to or does:  (1) impose any condition, penalty, or other limitation affecting Ms. Kolb’s right to challenge this Agreement; (2) constitute an unlawful release or waiver of any of Ms. Kolb’s rights under any laws; (3) waive or release any claim that arises after this Agreement is signed; (4) waive or release Ms. Kolb’s right to file an administrative charge with any local, state, or federal administrative agency under applicable law, or participate in any agency investigation, although Ms. Kolb does waive and release her right to recover any monetary or other damages under such applicable law, including but not limited to compensatory damages, punitive damages, liquidated damages, or attorneys’ fees and costs; or (5) prevent or interfere with Ms. Kolb’s right to provide truthful testimony, if under subpoena or court order to do so, or respond as otherwise provided by law.

Ms. Kolb agrees, understands, and acknowledges that, except as expressly stated herein, any and all claims which she has, had, or might have had against any of the Released Parties are fully released and discharged by this Agreement.

In exchange for the mutual promises and undertakings set forth herein and upon expiration of all applicable revocation or rescission periods without Kolb having exercised or attempted to exercise those revocation or rescission rights, Uroplasty will release and forever discharge Kolb from any and all claims it may have against Kolb, known or unknown, by reason of any act or omission occurring through the date Uroplasty executes this Agreement, except for the following: (a) any claim relating to the enforcement of this Agreement; (b) the violation of any federal, state, or local statutory or public policy right or entitlement that may not be waived by law; (c) such claims or liability that arise out of conduct by Ms. Kolb with respect to which she would not be permitted indemnity under Minnesota Law; or (d) Uroplasty’s right to recoup (claw back) payments to Kolb, to the extent required by the Sarbannes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any other federal or state securities statute or rule adopted pursuant to statute; or (e) any wrongful act or omission that occurs after the date Uroplasty executes this Agreement.

9.            ADEA Compliance.  Ms. Kolb has been informed of her right to review and consider this Agreement for 21 calendar days, if she so chooses.  Ms. Kolb further agrees and acknowledges that (a) her waiver of rights under this Agreement is knowing and voluntary as required under the Age Discrimination in Employment Act (“ADEA”); (b) she understands the terms of this Agreement; (c) Uroplasty advised Ms. Kolb to consult with an attorney prior to executing this Agreement; and (d) Ms. Kolb may rescind this Agreement insofar as it extends to potential claims under the ADEA by providing written notice to Uroplasty within seven (7) calendar days after the date of her signature below.  To be effective, the rescission must be in writing and delivered to Uroplasty either by hand or by mail within the seven (7)-day period.  If delivered by mail, the rescission must be:  (i) postmarked within the seven (7)-day period; properly addressed to Chief Executive Officer, Uroplasty, Inc., 5420 Feltl Road, Minnetonka, MN 55343; and (iii) sent by certified mail, return receipt requested.  In the event of such a rescission, (1) all of Uroplasty’s obligations under the Agreement shall be null and void, but the cessation of Ms. Kolb’s employment will be unaffected, and (2) any payments made as of that date by Uroplasty pursuant to Section 2, above, shall be immediately repaid by Ms. Kolb to Uroplasty.

10.          MHRA Compliance.  Ms. Kolb also has been informed of her right to rescind this Agreement insofar as it extends to potential claims under the Minnesota Human Rights Act (“MHRA”), Minn. Stat. § 363A, et seq., by providing written notice to Uroplasty within fifteen (15) calendar days after the date of her signature below.  To be effective, the rescission must be in writing and delivered to Uroplasty either by hand or by mail within the fifteen (15)-day period.  If delivered by mail, the rescission must be:  (i) postmarked within the fifteen (15)-day period; properly addressed to Chief Financial Officer, Uroplasty, Inc., 5420 Feltl Road, Minnetonka, MN 55343; and (iii) sent by certified mail, return receipt requested.  In the event of such a rescission, (1) all of Uroplasty’s obligations under the Agreement shall be null and void, but the cessation of Ms. Kolb’s employment will be unaffected, and (2) any payments made as of that date by Uroplasty pursuant to paragraph 2, above, shall be immediately repaid by Ms. Kolb to Uroplasty.

11.          Employment Agreement/Noncompetition.  Ms. Kolb hereby acknowledges that, Uroplasty’s obligations under the Employment Agreement shall be, and are, terminated upon execution of this Agreement, but that the Confidentiality Agreement shall survive the Termination Date.  Ms. Kolb acknowledges that her continuing obligations under the Confidentiality Agreement include, without limitation: (a) the covenants against competition and solicitation, and (b) the obligations with respect to trade secrets and confidential information.

12.          Confidentiality of this Agreement.  The terms of this Agreement shall remain strictly confidential between the parties hereto, and shall not be disclosed to third persons; provided, however, that Ms. Kolb may disclose such terms to her spouse, and that the parties may disclose the terms to their respective legal counsel, accountants and financial advisors so long as such counsel, accountants and advisors agree to maintain the confidentiality thereof and provided further that such terms may be disclosed where compelled by judicial process, by the rules and regulations of the Securities and Exchange Commission or by the Internal Revenue Service or other appropriate agency, or in any proceedings in which one of the parties hereto alleges a breach of, or seeks the enforcement of, this Agreement.

13.          Return of Company Records and Property.  Ms. Kolb shall deliver to Uroplasty all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of Uroplasty or which relate in any way to the business, products, practices or techniques of Uroplasty, and all other property, trade secrets and confidential information of Uroplasty, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Uroplasty, which in any of these cases are in her possession or under her control.

14.          Agreement to Cooperate.  Upon request, Ms. Kolb agrees to give assistance and cooperation in any matter relating to her expertise or experience as Uroplasty may request in a written request, signed by Uroplasty’s Chief Financial Officer, including but not limited to (1) providing information concerning, or assistance with, investigations, claims, litigations, matters or projects in which Ms. Kolb was involved or as to which Ms. Kolb potentially has knowledge by virtue of her employment with Uroplasty, and/or (2) Ms. Kolb’s attendance and truthful testimony where deemed appropriate by Uroplasty, with respect to any investigation or Uroplasty’s defense or prosecution of any existing or future claims or litigations relating to matters in which Ms. Kolb was involved or as to which Ms. Kolb potentially has knowledge by virtue of her employment with Uroplasty.  To the extent permitted by law, Uroplasty will pay Ms. Kolb a consulting fee of $100 per hour for time reasonably incurred by her in carrying out her obligations under this Section 14 and will reimburse Ms. Kolb’s reasonable expenses incurred in connection with any travel that may be required to fulfill her obligation under this paragraph.

15.          Non-Disparagement.  Ms. Kolb agrees she will refrain from making any comments or statements concerning Uroplasty, either in writing, electronically, orally, or otherwise that (a) are disparaging or defamatory or portray Uroplasty in a negative light, including comments about the pricing, products, policies, or services of Uroplasty, (b) in any way impair the reputation, goodwill, or legitimate business interest of Uroplasty, or (c) disparage the employees, agents, officers or directors of Uroplasty that is likely to have a negative impact on the reputation, goodwill, or legitimate business interest of Uroplasty in a reasonably foreseeable way.  Uroplasty agrees that with the possible exception of necessary internal high-level comments related to Uroplasty business which shall remain confidential within the company, its directors and officers will make no critical, disparaging or defamatory comments regarding Kolb in any respect or make any comments concerning any aspect of Uroplasty’s relationship with Kolb.

Nothing herein shall preclude the parties from testifying under oath pursuant to validly issued legal process, making any truthful statement to law enforcement or other governmental authority in response to a lawful and formal request by such agency or pursuant to court order, or making any truthful public disclosure that the party reasonably believes is required by law, provided that the party that believes such statement is required provides the other party with notice of the request, order or other need for disclosure in a timely manner prior to divulging the information.

In the event that any party to this non-disparagement provision believes that the other party has violated this provision, the aggrieved party may assert a claim for same by initiating a summary arbitration proceeding.  The party invoking arbitration shall notify the other party in writing (the “Written Notice”). The parties shall exercise their best efforts, in good faith, to agree upon selection of a single arbitrator. If the parties are unable to agree upon selection of a single arbitrator, they shall so notify the American Arbitration Association (“AAA”) or another agreed upon arbitration administrator and request that the arbitration provider work with the parties to select a single arbitrator. The arbitration shall be conducted as a summary arbitration proceeding at a location mutually convenient to the home office of Uroplasty and the current home address of Kolb.  The arbitration will be completed within 15 days of the date of the notice of arbitration.  Remedies for violation of this section will be at the arbitrator’s discretion.  The arbitrator shall have no authority to assess punitive or exemplary damages.  The arbitrator’s decision shall be final and binding and enforceable in any court of competent jurisdiction.  To the extent permitted by applicable law, each party shall bear its own costs, including attorneys’ fees, and share all costs of the arbitration equally.  Nothing provided herein shall interfere with either party’s right to seek or receive damages or costs as may be allowed by applicable statutory law.  Arbitration is the sole and exclusive remedy for violation of this non-disparagement provision.

16.          No Admission.  This Agreement shall not in any way be used or otherwise construed as an admission by Uroplasty that it has acted wrongfully with respect to Ms. Kolb or any other person, or that Ms. Kolb has any rights whatsoever against Uroplasty.  Uroplasty specifically disclaims any liability to, or wrongful acts against, Ms. Kolb or any other person, on the part of itself, its directors, its officers, its employees, its representatives or its agents.

17.          Remedies.  Any breach by Ms. Kolb of her covenants under this Agreement (including but not limited to the covenants in the Confidentiality Agreement) will likely cause irreparable harm to Uroplasty or its affiliates for which money damages could not reasonably or adequately compensate Uroplasty or its affiliates.  Accordingly, Uroplasty or any of its affiliates shall be entitled to all forms of injunctive relief (whether temporary, emergency, preliminary, prospective, or permanent) to enforce such covenants, in addition to damages and other available remedies, and Ms. Kolb consents to the issuance of such an injunction without the necessity of Uroplasty or any such affiliate posting a bond, or if a court requires a bond to be posted, with a bond of no greater than $500 in principal amount.    In the event of a legal action between the Parties alleging breach of any obligations under this Agreement, then the prevailing party in such action shall be entitled to recover, in addition to any other relief that might be available, that Party’s reasonable attorney’s fees and costs.

18.          Waiver of Breach.  The waiver by Uroplasty of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

19.          Miscellaneous.

(a)  Entire Agreement.  Except for any confidentiality, non-competition, non-solicitation or similar provisions in other agreements between Uroplasty and Ms. Kolb that continue to be applicable after Ms. Kolb’s employment ends, which are hereby specifically preserved, this Agreement is the entire agreement between Ms. Kolb and Uroplasty concerning the termination of Ms. Kolb’s employment and it supersedes all other agreements and arrangements relating to the end of Ms. Kolb’s employment including, without limitation, the Employment Agreement.  It is Ms. Kolb’s intent to be legally bound by the terms of this Agreement.  No amendments, modifications or waivers of this Agreement shall be binding unless made in writing and signed by both Ms. Kolb and a Uroplasty representative so authorized by the Board of Directors.

(b)  Nonassignable.  This Agreement is personal to Ms. Kolb and may not be assigned by Ms. Kolb without the written agreement of Uroplasty.

(c)  Severability. Ms. Kolb and Uroplasty agree that if any part, term, or provision of this Agreement should be held to be unenforceable, invalid, or illegal under any applicable law or rule, the offending term or provision shall be applied to the fullest extent enforceable, valid, or lawful under such law or rule, or, if that is not possible, the offending term or provision shall be struck and the remaining provisions of this Agreement shall not be affected or impaired in any way.  However, if Ms. Kolb’s release of claims set forth in this Agreement is held invalid, illegal, or unenforceable, Uroplasty may void this Agreement.

(d)  Governing Law.  This Agreement will be governed by the laws of the State of Minnesota, without giving effect to its conflict of laws rules.  Any action brought by Ms. Kolb or Uroplasty with respect to this Agreement shall be brought and maintained in a court of competent jurisdiction in the State of Minnesota.

(e)  Consultation.  Ms. Kolb hereby affirms and acknowledges that she has read the foregoing Agreement, that she has hereby been advised to consult with an attorney prior to signing this Agreement, and that she has done so.  Ms. Kolb agrees that the provisions set forth in this Agreement are written in language understandable to her and further affirms that she understands the meaning of the terms of this Agreement and their effect.  Ms. Kolb represents that she enters into this Agreement freely and voluntarily.

(f)  Construction.  Ms. Kolb acknowledges and agrees that no promises or representations have been made to induce her to sign this Agreement other than as expressly set forth herein and that she has signed this Agreement as a free and voluntary act.  Further, this Agreement has been entered into after review of its terms by Ms. Kolb and her counsel.  Therefore, there shall be no strict construction for or against either party.  No ambiguity or admission shall be construed against Uroplasty on the grounds that this Agreement or any of its provisions was drafted or prepared by Uroplasty.

(g)  Headings.  The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(h)  Counterparts.  This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

By signing below, Ms. Kolb acknowledges and affirms that she has read this Agreement completely.  Ms. Kolb also acknowledges and affirms that:

•	She has had a sufficient period of at least twenty-one (21) days within which to consider whether or not to accept this Agreement;

•	The provisions of this Agreement are understandable to her;

•	She has had an opportunity to consult with an attorney of her choice, Uroplasty has encouraged her to do so, and she has freely exercised that opportunity to the extent desired; and

•	She has entered into this Agreement freely and voluntarily.

IN WITNESS WHEREOF, the parties have executed this Agreement by their signatures below.

Dated: April 21, 2014		/s/ Nancy Kolb
Nancy A. Kolb

Dated: April 28, 2014	UROPLASTY, INC.

	By	/s/ Brett Reynolds
Brett Reynolds, SVP and
Chief Financial Officer